Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-283203) and Form F-3 (File No. 333-287843) of Mingteng International Corporation Inc. (the “Company”) of our report dated April 30, 2026, relating to the consolidated balance sheets of the Company as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes, included in Mingteng International Corporation Inc.’s Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ HTL International, LLC

HTL International, LLC
Houston, Texas

April 30, 2026